Filed Pursuant to Rule 424(b)(3)
Registration No. 333-264466

Lord Abbett Corporate Opportunities Fund

Lord Abbett Credit opportunities Fund

Lord Abbett flexible Income fund

Lord Abbett Municipal Opportunities Fund

(each, a “Fund” and collectively, the “Funds”)

Supplement dated May 22, 2025

to the Statements of Additional Information (“SAIs”) for the Funds

Lorraine Hendrickson has resigned as a Trustee on the Board of Trustees of the Funds. All references to Ms. Hendrickson as a Trustee throughout the Funds’ SAIs are hereby removed.

Capitalized terms used in this Supplement shall, unless otherwise defined herein, have the same meaning as given in the Prospectuses and/or SAIs.

Please retain this document for your future reference.